Exhibit 99.1

News from Aon

Aon Reports First Quarter 2007 Results

- Revenue grew 10% to $2.4 billion with organic revenue growth of 5% -

- Net income from continuing operations per share increased 32% to $0.66 -

First Quarter 2007 Highlights

•                  Net income from continuing operations per share, excluding certain items, increased 37% to $0.70

•                  Risk and Insurance Brokerage Services revenue grew 6% with organic revenue growth of 3%

•                  Risk and Insurance Brokerage Services pretax margin was 16.6% and the adjusted pretax margin, excluding certain items, increased 170 basis points to 18.5% from 16.8%

•                  Consulting pretax margin was 14.3% and the adjusted pretax margin, excluding certain items, increased 320 basis points to 14.9% from 11.7%

•                  Repurchased 9.5 million shares for $345 million

•                  Received U.S. Insurer’s 2007 Primary Broker, Reinsurance Broker, Property Broker, Casualty Broker and Surplus Lines Broker of the Year Awards

CHICAGO, IL - May 3, 2007 - Aon Corporation (NYSE: AOC) today reported results for the first quarter ended March 31, 2007.

Net income increased 8% to $213 million or $0.66 per share, compared to $198 million or $0.57 per share for the prior year quarter.  Net income from continuing operations increased 23% to $212 million or $0.66 per share, compared to $173 million or $0.50 per share for the prior year quarter.  Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the reconciliations of non-GAAP measures on pages 12 and 13 of this press release.  Net income from continuing operations per share, excluding certain items, increased 37% to $0.70 compared to $0.51 for the prior year quarter.

“Our first quarter results reflect a strong start to the year highlighted by organic revenue growth of 8% in Brokerage Americas, excluding contingent commissions, despite soft market conditions.  The strength of our industry-leading global network of resources and capabilities, combined with efforts focused on productivity and expense management, led to improvement in all three of our key financial metrics:  organic growth, margin expansion and earnings improvement,” said Greg Case, president and chief executive officer, Aon Corporation.  “We continue to make investments in new markets and talent that will drive future growth.  Our balance sheet is strong and we repurchased $345 million of stock during the quarter, highlighting our commitment to creating long-term shareholder value and a belief in the underlying strength of Aon.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue increased 10% to $2.4 billion with organic revenue growth of 5%.  Total expenses increased 9% or $171 million to $2.1 billion due primarily to a $69 million increase in benefits to policyholders, a $61 million unfavorable impact from foreign exchange and a $21 million settlement of litigation for acquired employees in the Reinsurance business, partially offset by a $23 million decrease in restructuring expense.

Restructuring expense was $10 million in the first quarter compared to $33 million for the prior year quarter.  The previously announced three-year restructuring plan is anticipated to result in cumulative pretax charges of $365 million and annualized cost savings of approximately $235 million in 2007 and $280 million in 2008, on track with previous estimates.  An analysis of restructuring related expenses by segment, type and geographic region are detailed on pages 13 and 14 of this release.  Restructuring savings realized in the first quarter are estimated at $46 million compared to $18 million in the prior year quarter.  Of the estimated restructuring savings in the first quarter, $35 million was related to the Brokerage segment, primarily for workforce reduction.

Foreign currency translation gains positively impacted net income by $0.01 per share compared to the prior year quarter due to a weaker U.S. dollar.

Effective tax rate on continuing operations was 31.8% for the first quarter compared to 35.0% for the prior year quarter.  The effective tax rate for the first quarter was impacted by favorable resolution of certain tax items.  Compared to an anticipated effective tax rate of 34%, these items favorably impacted net income from continuing operations by $0.02 per share as highlighted on page 12 of this press release.  The company expects a normal effective tax rate on continuing operations of 34% for 2007.

Diluted average shares outstanding were 324 million for the first quarter compared to 350 million in the prior year quarter.  During the first quarter, the Company repurchased approximately 9.5 million shares of common stock for $345 million at an average price of $36.35 per share.  As of March 31, 2007, the company had approximately $582 million available for repurchase under the existing two billion dollar share repurchase program.

Discontinued operations after-tax income in the first quarter was $1 million compared to $24 million or $0.07 per share in the prior year quarter.  Income from discontinued operations in the prior year quarter primarily reflects the reclassification of Aon Warranty Group and Construction Program Group into discontinued operations.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in the first quarter 2007 and 2006.   The first quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures — Segments” on page 13 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

								Organic
								Revenue
					Less:			Growth
(millions)	First Quarter Ended			Less:	Acquisitions,	Less:	Organic	excluding
	Mar. 31,	Mar. 31,	%	Currency	Divestitures,	All	Revenue	Contingent
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth	Commissions
Americas	$519	$517	—%	—%	—%	(7)%	7%	8%
U.K.	156	155	1	7	6	(1)	(11)	(11)
EMEA	434	374	16	8	2	3	3	3
Asia Pacific	100	88	14	5	(2)	3	8	8
Reinsurance	247	246	—	3	(2)	(1)	—	—
Total	$1,456	$1,380	6%	4%	1%	(2)%	3%	3%

Risk and Insurance Brokerage Services revenue increased 6% compared to the prior year quarter with organic revenue growth of 3%.  The prior year quarter included $35 million of revenue in the Americas related to the contribution of Cambridge preferred stock to a U.K. pension plan, which is excluded from the calculation of organic revenue growth.

Americas organic revenue, excluding contingent commissions, increased 8% due primarily to strong new business in U.S. retail and effective renewal book management in both U.S. retail and Latin America.  U.K. organic revenue declined 11% due primarily to lower new business and soft market conditions, partially offset by an improved retention rate.  EMEA organic revenue increased 3% due primarily to a higher retention rate in Europe and strong growth in emerging markets.  Asia Pacific organic revenue increased 8% reflecting strong new business in emerging markets in Asia, partially offset by soft market conditions in Australia.  Reinsurance organic revenue increased in Canada and Latin America, offset by soft market conditions and higher cedant retentions.

	First Quarter Ended
(millions)	Mar. 31,	Mar. 31,	%
	2007	2006	Change
Revenue	$1,456	$1,380	6%
Expenses
Compensation and benefits	840	799	5
Other expenses	374	341	10
Total expenses	1,214	1,140	6
Pretax income	$242	$240	1%
Pretax margin	16.6%	17.4%

Pretax income - adjusted	$270	$225	20%
Pretax margin - adjusted	18.5%	16.8%

Compensation and benefits increased 5% compared to the prior year quarter due primarily to a $36 million unfavorable impact from foreign exchange.  Investments in new talent were largely offset by lower restructuring costs and pension expense.  Other expenses increased 10% due primarily to a $21 million settlement of litigation in Reinsurance and a $12 million unfavorable impact from foreign exchange.

First quarter pretax income was $242 million.  Adjusting for certain items detailed on page 13 of this press release, pretax income increased 20% to $270 million and pretax margin increased 170 basis points to 18.5% versus the prior year quarter.

CONSULTING

					Less:
(millions)	First Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Mar. 31,	Mar. 31,	%	Currency	Divestitures,	All	Revenue
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth
Services	$264	$238	11%	4%	4%	(1)%	4%
Outsourcing	65	70	(7)	3	—	1	(11)
Total	$329	$308	7%	4%	2%	—%	1%

Consulting revenue increased 7% to $329 million compared to the prior year quarter with organic revenue growth of 1%.  Organic revenue in Consulting Services grew 4% attributable to Financial Advisory and Litigation Consulting (FALC), retirement consulting and Asia Pacific.  Organic revenue in Outsourcing decreased 11% due primarily to the previously announced termination of an outsourcing contract.

	First Quarter Ended
(millions)	Mar. 31,	Mar. 31,	%
	2007	2006	Change
Revenue	$329	$308	7%
Expenses
Compensation and benefits	197	194	2
Other expenses	85	84	1
Total expenses	282	278	1

Pretax income	$47	$30	57%
Pretax margin	14.3%	9.7%

Pretax income - adjusted	$49	$36	36%
Pretax margin - adjusted	14.9%	11.7%

Compensation and benefits and other expenses were both unfavorably impacted by foreign exchange, largely offset by benefits related to the restructuring program and other operational improvements.

First quarter pretax income increased 57% to $47 million and the pretax margin increased 460 basis points to 14.3% versus the prior year quarter.  Adjusting for certain items detailed on page 13, pretax income increased 36% to $49 million and the pretax margin increased 320 basis points to 14.9%.

INSURANCE UNDERWRITING

					Less:
(millions)	First Quarter Ended			Less:	Acquisitions,	Less:	Organic
	Mar. 31,	Mar. 31,	%	Currency	Divestitures,	All	Revenue
Revenue	2007	2006	Change	Impact	Transfers	Other	Growth
Accident &
Health and Life	$573	$481	19%	2%	—%	2%	15%
Property &
Casualty	1	14	(93)	N/A	N/A	N/A	N/A
Total	$574	$495	16%	2%	—%	1%	13%

Insurance Underwriting revenue increased 16% to $574 million compared to $495 million in the prior year quarter.  A&H and Life organic revenue, which is based on written premiums and fees, increased 15% attributable to strong growth of a health product provided by the Sterling Life Insurance subsidiary (Sterling).

All remaining Property & Casualty (P&C) business was placed into run-off in the fourth quarter 2006.  As organic growth calculations are based on written premium, organic growth comparisons in P&C are not meaningful.

	First Quarter Ended
(millions)	Mar. 31,	Mar. 31,	%
	2007	2006	Change
Revenue	$574	$495	16%
Expenses
Benefits to policyholders	323	254	27
Compensation and benefits	102	96	6
Other expenses	90	92	(2)
Total expenses	515	442	17

Pretax income	$59	$53	11%
Pretax margin	10.3%	10.7%
Pretax income - adjusted	$60	$53	13%
Pretax margin - adjusted	10.5%	10.7%

Benefits to policyholders increased 27% to $323 million versus the prior year quarter due primarily to strong growth in Sterling.  Compensation and benefits increased 6% to $102 million versus the prior year quarter due primarily to commissions associated with growth in Sterling.  Other expenses decreased 2% to $90 million versus the prior year quarter principally reflecting the runoff of remaining P&C businesses.

First quarter pretax income increased 11% to $59 million and the pretax margin was 10.3%.  Included in the Underwriting segment is a $2 million pretax loss attributable to the P&C runoff business.  Adjusting for certain items detailed on page 13, pretax income increased 13% to $60 million and the pretax margin was 10.5%.

UNALLOCATED INCOME AND EXPENSE

Unallocated investment income was $32 million in the first quarter compared to a loss of $3 million in the prior year quarter.  The first quarter included dividends received from holdings in certain private equity investments. The prior year quarter included a loss related to the revaluation of Endurance warrants.

Unallocated expenses increased $11 million to $34 million in the first quarter due primarily to higher professional fees, including the accounting and legal expenses associated with a review of historical equity compensation practices.  Interest expense was $35 million in the first quarter compared to $31 million in the prior year quarter.

Conference Call and Webcast Details

The Company will host a conference call on Friday, May 4, 2007, at 10:00 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 43,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, potential regulatory or legislative changes that would affect our ability to sell, and be reimbursed at current levels for, our Sterling subsidiary’s Medicare health product, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations.  We believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they may not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges and certain other noteworthy items that impacted revenue and pretax income in the comparable periods.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  The measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

###

Investor Contact:	Scott Malchow
Vice President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	First Quarter Ended
(millions except per share data)	Mar. 31, 2007	Mar. 31, 2006 (1)	Percent Change
Revenue
Commissions and fees	$1,735	$1,612	8%
Premiums and other	539	464	16
Investment income	107	89	20
Total revenue	2,381	2,165	10

Expenses
Compensation and benefits	1,152	1,097	5
Other general expenses	510	461	11
Benefits to policyholders	323	254	27
Depreciation and amortization	50	55	(9)
Interest expense	35	31	13
Provision for New York and other state settlements	—	1	(100)
Total expenses	2,070	1,899	9

Income from continuing operations before provision for income tax	311	266	17
Provision for income tax (3)	99	93	6
Income from continuing operations	212	173	23

Discontinued operations
Income from discontinued operations	2	39	(95)
Provision for income tax (4)	1	15	(93)
Income from discontinued operations	1	24	(96)

Income before accounting change	213	197	8
Cumulative effect of change in accounting principle, net of tax (2)	—	1	(100)
Net income	$213	$198	8%

Basic net income per share:
Continuing operations	$0.71	$0.54	31%
Discontinued operations	—	0.07	(100)
Cumulative effect of change in accounting principle	—	—	—
Net income	$0.71	$0.61	16%

Diluted net income per share:
Continuing operations	$0.66	$0.50	32%
Discontinued operations	—	0.07	(100)
Cumulative effect of change in accounting principle	—	—	—
Net income	$0.66	$0.57	16%

Diluted average common and common equivalent shares outstanding	324.4	350.2	(7)%

(1)	Certain amounts relating to discontinued operations have been reclassified to conform to the 2007 presentation

(2)	Adoption of FASB Statement No. 123(R), “Share-Based Payments,” effective January 1, 2006.

(3)	Tax rate from continuing operations is 31.8% and 35.0% for the first quarters ended March 31, 2007 and 2006, respectively.

(4)	Tax rate from discontinued operations is 50.0% and 38.5% for the first quarters ended March 31, 2007 and 2006, respectively.

Aon Corporation

Revenue from Continuing Operations

	First Quarter Ended
(millions)	Mar. 31, 2007	Mar. 31, 2006 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)	Organic Revenue Growth excluding Contingent Commissions

Revenue
Risk and insurance brokerage services:
Americas	$519	$517	—%	—%	—%	(7)%	7%	8%
United Kingdom	156	155	1	7	6	(1)	(11)	(11)
Europe, Middle East & Africa	434	374	16	8	2	3	3	3
Asia Pacific	100	88	14	5	(2)	3	8	8
Reinsurance brokerage and related services	247	246	—	3	(2)	(1)	—	—
Total risk and insurance brokerage services	1,456	1,380	6	4	1	(2)	3	3

Consulting
Consulting services	264	238	11	4	4	(1)	4	4
Outsourcing	65	70	(7)	3	—	1	(11)	(11)
Total consulting	329	308	7	4	2	—	1	1

Insurance underwriting
Accident & health and life	573	481	19	2	—	2	15	15
Property & casualty	1	14	(93)	N/A	N/A	N/A	N/A	N/A
Total insurance underwriting	574	495	16	2	—	1	13	13

Unallocated revenue	32	(3)	N/A	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(10)	(15)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$2,381	$2,165	10%	3%	1%	1%	5%	5%

(1)	Certain amounts relating to discontinued operations have been reclassified to conform to the 2007 presentation.

(2)	Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)

Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2). Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation- Segments

Risk and Insurance Brokerage Services — Continuing Operations
	First Quarter Ended
(millions)	Mar. 31, 2007	Mar. 31, 2006 (1)	Percent Change
Revenue
Operating and other revenue	$1,411	$1,315	7%
Investment income	45	65	(31)
Total revenue	1,456	1,380	6

Expenses
Compensation and benefits	840	799	5
Other expenses	374	341	10
Total expenses	1,214	1,140	6

Income before provision for income tax	$242	$240	1%

Pretax margin - income before provision for income tax	16.6%	17.4%

Consulting - Continuing Operations	First Quarter Ended
(millions)	Mar. 31, 2007	Mar. 31, 2006	Percent Change
Revenue
Operating and other revenue	$328	$306	7%
Investment income	1	2	(50)
Total revenue	329	308	7

Expenses
Compensation and benefits	197	194	2
Other expenses	85	84	1
Total expenses	282	278	1

Income before provision for income tax	$47	$30	57%

Pretax margin - income before provision for income tax	14.3%	9.7%

(1)	Certain amounts relating to discontinued operations have been reclassified to conform to the 2007 presentation.

Aon Corporation- Segments

Insurance Underwriting - Continuing Operations
	First Quarter Ended
(millions)	Mar. 31, 2007	Mar. 31, 2006 (1)	Percent Change

Revenue
Premiums and other	$545	$470	16%
Investment income	29	25	16
Total revenue	574	495	16

Expenses
Benefits to policyholders	323	254	27
Compensation and benefits	102	96	6
Other expenses	90	92	(2)
Total expenses	515	442	17

Income before provision for income tax	$59	$53	11%

Pretax margin - income before provision for income tax	10.3%	10.7%

Reconciliation of operating segment income before provision for income tax to income from continuing operations before provision for income tax:

	First Quarter Ended
(millions)	Mar. 31, 2007	Mar. 31, 2006 (1)	Percent Change

Operating segment income
Risk and insurance brokerage services	$242	$240	1%
Consulting	47	30	57
Insurance underwriting	59	53	11

Operating segment income before provision for income tax	348	323	8
Unallocated investment income	32	(3)	N/A
Unallocated expenses	(34)	(23)	48
Interest expense	(35)	(31)	13
Income from continuing operations before provision for income tax	$311	$266	17%

(1)	Certain amounts related to discontinued operations have been reclassified to conform to the 2007 presentation.

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share

First Quarter Ended March 31, 2007 and 2006

	First Quarter Ended
	Mar. 31, 2007	Mar. 31, 2006	Percent Change

Diluted earnings per share from continuing operations - as reported	$0.66	$0.50	32%
After tax earnings per share adjustments:
Restructuring charges	0.02	0.06
Reinsurance litigation	0.04	—
Nonrecurring tax adjustments	(0.02)	—
Gain on Cambridge preferred stock investment	—	(0.07)
Endurance warrants	—	0.03
Contingent commissions	—	(0.01)
Total after tax earnings per share adjustments	0.04	0.01

Diluted earnings per share from continuing operations - as adjusted	$0.70	$0.51	37%

Diluted average common and common equivalent shares outstanding (millions)	324.4	350.2

Aon Corporation

Reconciliation of Non-GAAP Measures - Segments

First Quarter Ended March 31, 2007 and 2006 (1)

	First Quarter Ended March 31, 2007
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total
Revenue as reported	$1,456	$329	$574	$22	$2,381

Income (loss) from continuing operations before provision for income tax - as reported	$242	$47	$59	$(37)	$311
Restructuring charges	7	2	1	—	10
Reinsurance litigation	21	—	—	—	21
Income (loss) from continuing operations before provision for income tax - as adjusted	$270	$49	$60	$(37)	$342

Income from continuing operations before provision for income tax - margins as adjusted	18.5%	14.9%	10.5%	N/A	14.4%

	First Quarter Ended March 31, 2006
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Unallocated Income & Expense	Total
Revenue as reported	$1,380	$308	$495	$(18)	$2,165
Gain on Cambridge preferred stock investment	(35)	—	—	—	(35)
Contingent commissions	(6)	—	—	—	(6)
Endurance warrants	—	—	—	17	17
Revenue as adjusted	$1,339	$308	$495	$(1)	$2,141

Income (loss) from continuing operations before provision for income tax - as reported	$240	$30	$53	$(57)	$266
Restructuring charges	26	6	—	1	33
Gain on Cambridge preferred stock investment	(35)	—	—	—	(35)
Contingent commissions	(6)	—	—	—	(6)
Endurance warrants	—	—	—	17	17
Income (loss) from continuing operations before provision for income tax - as adjusted	$225	$36	$53	$(39)	$275

Income from continuing operations before provision for income tax - margins as adjusted	16.8%	11.7%	10.7%	N/A	12.8%

(1)             Certain noteworthy items impacted revenue and pretax income in 2007 and 2006, which are described in this schedule.  The pretax income (loss) amounts and related margins shown in the captions “Income (loss) from continuing operations before provision for income tax - as adjusted” are non-GAAP measures.

Aon Corporation

2005 Restructuring Plan

By Type:	Actual				Estimated
(millions)	Full Year 2005	Full Year 2006	First Quarter 2007	Total Incurred to Date	Remainder of 2007	Total
Workforce reduction	$116	$116	$3	$235	$9	$244
Lease consolidation	20	27	3	50	16	66
Asset impairments	17	12	2	31	3	34
Other costs associated with restructuring	5	12	2	19	2	21
Total restructuring and related expenses	$158	$167	$10	$335	$30	$365

By Region:
(millions)	United States	United Kingdom	Continent of Europe	Rest of World	Total
2005	$28	$92	$30	$8	$158
2006	66	56	34	11	167
1st quarter 2007	4	5	1	—	10
Incurred to date	98	153	65	19	335
Estimated remaining 2007	21	3	6	—	30
Total incurred and remaining estimated	$119	$156	$71	$19	$365

Aon Corporation

Preliminary Condensed Consolidated Statements of Financial Position

	As of
(billions)	Mar. 31, 2007	Dec. 31, 2006
	(Unaudited)
ASSETS
Investments
Fixed maturities at fair value	$2.9	$2.8
Short-term investments	4.3	4.3
Other investments	0.5	0.5
Total investments	7.7	7.6
Cash	0.3	0.3
Receivables	9.0	9.0
Deferred Policy Acquisition Costs	0.6	0.5
Goodwill	4.7	4.5
Other Intangible Assets	0.2	0.2
Property and Equipment, net	0.5	0.5
Other Assets	1.6	1.7
TOTAL ASSETS	$24.6	$24.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Insurance Premiums Payable	$10.4	$9.7
Policy Liabilities
Future policy benefits	1.8	1.8
Policy and contract claims	0.7	0.6
Unearned and advance premiums and other	0.4	0.4
Total Policy Liabilities	2.9	2.8
General Liabilities
General expenses	1.6	1.9
Notes payable and short-term borrowings	2.1	2.3
Pension, post-employment and post-retirement liabilities	1.4	1.5
Other liabilities	1.0	0.9
TOTAL LIABILITIES	19.4	19.1
Stockholders’ Equity	5.2	5.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24.6	$24.3